Exhibit 10.5

TERMINATION AGREEMENT

dated

JULY 22, 2024

by

UNIQURE BIOPHARMA B.V.

Employer

and

PIERRE CALOZ

Employee

Termination Agreement

This Agreement is dated July 22, 2024

Between

uniQure biopharma B.V., Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands (hereinafter the “Employer”); and

Pierre Caloz, [***] (hereinafter the “Employee”).

Recitals

A.	WHEREAS the Employee is currently employed by the Employer pursuant to an employment agreement concluded between the parties on 17 May 2021 (the “Employment Agreement”);
B.	WHEREAS the Employer, on July 22, 2024 gave notice of termination by respecting the ordinary four month notice period;
C.	WHEREAS the parties prefer to terminate the employment relationship by mutual agreement;

Now, therefore, in consideration of the mutual covenants and agreements set forth hereinafter, the parties agree as follows:

1.

The Employment Agreement and the employment relationship existing between the parties shall end as of November 22, 2024 (the “Effective Date”) and there shall be no extension of the notice period for whatever reason including, in particular, incapacity to work due to sickness or accident, military service, any other reason listed in art. 336c of the Swiss Code of Obligations or residual paternity leave.

2.

The Employer reserves the right to release the Employee from the obligation to work at any time prior to the Effective Date. The Employee shall, after such release from work has become effective, not be prevented from engaging in other employment or business activities provided, however, that, until the Effective Date, the Employee does not compete with the Employer or any undertaking affiliated to the Employer. In the event the Employee engages in another employment or business activity after the release from work, the remuneration received from such activity until the Effective Date shall not be deducted from the Employee’s salary and other entitlements.

3.	The Employer continues to pay the Employee’s monthly base salary of CHF 42,583.33 gross until the Effective Date.
4.

The Employee’s equity awards will continue to vest according to the pre-defined schedule up until the Effective Date. Any remaining equity that will be unvested as per the Effective Date will be treated in accordance with the 2014 Share Incentive Plan as amended and restated effective November 15, 2023 and as may be further amended from time to time. The Employee acknowledges and agrees that any equity claims can exclusively be raised against UniQure N.V.

5.

In addition, the Employer shall, provided the Employee signs the waiver and release as per Exhibit 1 no earlier than one full month after the Effective Date and provided further that the Employer receives such waiver and release no later than two full months after the Effective Date, pay to the Employee a severance of CHF 824,366.68 gross in full settlement of all claims and rights of action (whether under statute, contract, tort or otherwise) that the Employee has or might have in connection with the employment and its termination or any other matter against the Employer, its affiliated, related, sibling, parent and subsidiary corporations in any jurisdiction (“Employee Claims”). As a consideration for such lump sum payment, the Employee agrees to irrevocably waive and herewith waives any Employee Claims and agrees that section 21 of the Employment Agreement (Non-Competition and Non-Solicitation) shall be fully reinstated and shall continue to apply. The Employee is fully aware that in the absence of such an agreement, art. 21 of the Employment Agreement would have lapsed by virtue of art. 340c para. 2 of the Swiss Code of Obligations and the post-contractual non-competition and non-solicitation obligations would not have been enforceable.

6.	Section 11.7 of the Employment Agreement (relating to social security, tax and deductions) shall apply to all payments under this Agreement.
7.

The Employee shall hand over to the Employer all documents and copies thereof belonging or relating to the Employer or any undertaking affiliated to the Employer in the Employee’s possession or open to the Employee’s access by the Effective Date or such earlier date as the Employer may designate. By the same date, the Employee shall return all property belonging to or made available by the Employer or any undertaking affiliated to the Employer. The Employee, furthermore, shall destroy on the Employee’s own data processing equipment all electronically-stored non-public information belonging or referring to the Employer or any undertaking affiliated to the Employer, if any, by the Effective Date or such earlier date as the Employer may designate but before doing so will have ascertained that the Employer has a copy thereof.

8.	Section 22 of the Employment Agreement relating to confidentiality shall continue to apply after the Effective Date in accordance with its terms.
9.

Both parties hereby release and forever discharge the other party [and their related entities and their respective directors, officers, stockholders, employees, agents and attorneys] of and from any and all claims of any nature whatsoever both under Swiss law and Dutch law -if and where applicable. This release does not include the rights and obligations of the parties arising out of this Agreement.

10.	Modifications of and amendments to this Agreement, including this Section 10, shall exclusively be made in writing, i.e. by a document that is duly signed by both parties.
11.	The present Agreement shall be governed by Swiss law.
uniQure biopharma B.V.	The Employee

/s/ Christian Klemt	/s/ Pierre Caloz

Christian Klemt	Pierre Caloz

Interim Head Human Resources & CFO

Exhibit 1

WAIVER AND RELEASE

I herewith confirm that the date on which my employment ended is more than one full month prior to the date on which I sign this waiver and release.

I herewith completely release uniQure biopharma B.V. (“Employer”), its affiliated, related, sibling, parent and subsidiary corporations (collectively, the “Released Parties”) from all claims of any kind, known and unknown, that I had in the past or now have against the Released Parties through the date hereof (except for my claim to be paid the severance as provided for in section 5 of the Termination Agreement between Employer and myself upon return of this duly signed waiver and release and my equity claims as provided for in section 4 of the Termination Agreement). Without limitation, this full waiver and release includes all claims and rights of action (whether under statute, contract, tort or otherwise) arising from my employment with Employer, the termination of my employment, and/or any other matter in any jurisdiction.

This waiver and release is subject to Swiss law.

Date	Pierre Caloz